                                 MONETTA TRUST

                         INVESTMENT ADVISORY AGREEMENT


     This investment advisory agreement is made as of the 1st day of February, 1997, between MONETTA TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company (the "Trust"), and MONETTA FINANCIAL SERVICES, INC., a Delaware corporation registered under the Investment Advisers Act of 1940 as an investment adviser (the "Adviser").

     The Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets.

     The Trust is now authorized to offer shares in six series: Monetta Small-Cap Equity Fund, Monetta Mid-Cap Equity Fund, Monetta Large Cap Equity Fund, Monetta Balanced Fund, Monetta Intermediate Bond Fund and Monetta Government Money Market Fund, which are referred to in this Agreement individually as a "Fund" and together as the "Funds". The term "Funds" also means the Funds and any other series of the Trust that has become a "Fund" under paragraph 1(b) of this Agreement.

     The Trust and the Adviser agree:

     1. Appointment of Adviser. (a) The Trust appoints the Adviser to act as manager and investment adviser to the Funds for the period and on the terms provided in this Agreement. The Adviser accepts that appointment and agrees to provide the services described in this Agreement, for the compensation provided in paragraph 6.

          (b) If the Trust establishes one or more series of shares other than the Funds with respect to which it wants to appoint the Adviser as manager and investment adviser under this Agreement, it shall notify the Adviser in writing, indicating the advisory fee which will be payable with respect to the additional series of shares. If the Adviser is willing to accept that appointment, it shall notify the Trust in writing, whereupon such series of shares shall become a Fund hereunder.

     2. Services of Adviser. (a) The Adviser shall manage the investment and reinvestment of the assets of each Fund and the general business affairs of each Fund and of the Trust, subject to the supervision of the board of trustees of the Trust. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning each Fund in the Trust's Agreement and Declaration of Trust, bylaws and registration statements under the 1940 Act and the Securities Act of 1933 (the "1933 Act"), and to the provisions of the Internal Revenue Code applicable to the Trust as a regulated investment company. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Funds, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Funds in any way.
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          (b) The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of each Fund with brokers or dealers selected by the Adviser, although each Fund will pay the brokerage commissions on its portfolio transactions in accordance with Paragraph 4. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available for any transaction. The Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).

          (c) To the extent contemplated by the Trust's registration statement under the 1933 Act, in evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and subject to seeking the most favorable combination of net price and execution available, the Adviser may consider sales of shares of a Fund as a factor in the selection of broker-dealers to execute portfolio transactions for that Fund.

     3. Services other than as Adviser. The Adviser (or an affiliate of the Adviser) may act as broker for a Fund in connection with the purchase or sale of securities by or to a Fund if and to the extent permitted by procedures adopted from time to time by the board of trustees of the Trust. Such brokerage services are not within the scope of the duties of the Adviser under this agreement, and, within the limits permitted by law and the trustees, the Adviser (or an affiliate of the Adviser) may receive brokerage commissions, fees or other remuneration from a Fund or the Trust for such services in addition to its fee for services as Adviser. Within the limits permitted by law, the Adviser may receive compensation from the Trust for other services performed by or for the Trust which are not within the scope of the duties of the Adviser under this agreement.

     4. Expenses to be paid by Adviser. The Adviser shall furnish to the Trust, at its own expense, all office space, facilities, equipment and personnel necessary to provide the services set forth in paragraph 2 above. The Adviser shall also assume and pay all other expenses incurred by it in connection with managing the assets of the Funds, all expenses of marketing shares of the Funds under the 1933 Act and of qualifying and maintaining qualification or notification of shares of the Funds under the securities laws of such United States jurisdictions as the Funds may from time to time reasonably designate, except to the extent such expenses are paid by a

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

Fund pursuant to any plan as in effect from time to time pursuant to rule 12b-1 under the 1940 Act; all expenses in determination of daily price computations, placement of securities orders and related bookkeeping; and all other expenses of the Funds not allocated to the Trust pursuant to section 5.

     5. Expenses to be paid by the Trust. The Trust shall pay the fees of the Adviser pursuant to section 6; all expenses pursuant to any plan as in effect from time to time adopted pursuant to rule 12b-1 under the 1940 Act; all charges of depositories, custodians and other agencies for the safekeeping and servicing of cash, securities and other property of the Funds and of their transfer agents and registrars and their dividend disbursing and redemption agents, if any; all compensation of trustees other than those affiliated with the Adviser and all expenses incurred in connection with their services to the Trust; all taxes and corporate fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of the Funds, if any; all costs of borrowing money by the Funds; and all extraordinary expenses, including litigation expenses, not incurred in the ordinary course of the Funds' operations. In addition to the payment of expenses, the Trust shall also pay all brokers' commissions and other charges relative to the purchase and sale of portfolio securities of the Funds.

     6. Compensation of Adviser. (a) For the services to be provided and the expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay to the Adviser, solely out of assets of each Fund, a monthly fee, based upon the average net assets of each Fund, which shall be computed as of the close of business each day and accrued daily, at the annual rate set forth below:

                             ADVISORY FEE SCHEDULE

                Fee Rate as a Percentage of Average Net Assets
                ----------------------------------------------
            Monetta Small-Cap Equity Fund                    0.75%
            Monetta Mid-Cap Equity Fund                      0.75%
            Monetta Large Cap Fund                           0.75%
            Monetta Balanced Fund                            0.40%
            Monetta Intermediate Bond Fund                   0.35%
            Monetta Government Money Market Fund             0.20%

     7. Limitation of expenses of any Fund. The Adviser may, from time to time, undertake to limit the expenses of a Fund by agreeing for a stated period of time (which may be a period containing until terminated by the Adviser on not less than [60] days' notice to the Trust) to reimburse such Fund for sums expended for expenses in excess of a stated amount or percentage of assets, or assuming for a stated period of time (which may be a period containing until terminated by the Adviser on not less than [60] days' notice to the Trust) an obligation to pay an expense that would otherwise be paid by the Trust pursuant to paragraph 5 of this Agreement. Any such undertaking shall be in writing and shall be considered a part of this Agreement.

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

     8. Services of Adviser not Exclusive. The services of the Adviser to the Trust hereunder are not exclusive, and the Adviser is free to provide similar services to others so long as its services under this agreement are not impaired by such other activities.

     9. Liability of Adviser. The Adviser shall not be liable to the Trust or its shareholders for any loss suffered by the Trust or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the partners, employees or agents of the Adviser, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of its obligations and duties under this agreement.

     10. Liability of Trust. The obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in the Agreement and Declaration of Trust of the Trust.

     11. Use of Adviser's name. The Trust and the Funds may use the name "Monetta Trust" or any other name derived from the name "Monetta" only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will (by amendment of its Agreement and Declaration of Trust, if necessary) cease to use, in its name and in the names of the Funds, any name derived from the name "Monetta", any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser, or with any organization which shall have succeeded to the Adviser's business as investment adviser. The consent of the Adviser to the use of such names by the Trust shall not prevent the Adviser's permitting any other enterprise, including another investment company, to use such name or names.

     12. Duration and renewal. (a) Unless terminated as provided in section 13, this agreement shall become effective with respect to the Initial Funds on the date hereof and, with respect to any additional Fund, on the date of receipt by the Trust of notice from the Adviser in accordance with Paragraph 1 (b) hereof that the Adviser is willing to serve as Adviser with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until February 1, 1999, with respect to the Funds and shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to any such Fund is approved at least annually (i) by either the trustees or by vote of a majority of the outstanding voting shares (as defined in the 1940 Act) of such Fund, and (ii) in either event by the vote of a majority of the trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

          (b) Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of any Fund shall be effective to continue this

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

Agreement with respect to any such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected thereby, and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

     13. Termination. This Agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of the trustees or by vote of a majority of the outstanding shares (as defined in the 1940 Act) of that Fund, or by the Adviser on sixty (60) days' written notice to the other party. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in section 2(a)(4) of the 1940 Act).

     14. Amendment. This agreement may not be amended as to a Fund without the affirmative vote (a) of a majority of those trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Trust and (b) of the holders of a majority of the outstanding shares of that Fund.

                                MONETTA TRUST



                                By:   /s/ Robert S. Bacarella
                                   -----------------------------------------
                                               Robert S. Bacarella
                                                    President


                                MONETTA FINANCIAL SERVICES, INC.


                                By:   /s/ Albert A. Pisterzi
                                   -----------------------------------------
                                              Albert A. Pisterzi
                                                  President

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